Exhibit 99.1
NEWS RELEASE

Media contact:	Stephanie Hoff, Director of Corporate Communications, (218) 739-8535 or (218) 205-6179
Investor contact:	Loren Hanson, Manager of Investor Relations, (218) 739-8481 or (800) 664-1259

For release:	August 3, 2020	Financial Media

Otter Tail Corporation Announces Second Quarter Earnings

Increases 2020 Earnings Per Share Guidance Range to $2.10-$2.30

Board of Directors Declares Quarterly Dividend of $0.37 Per Share

FERGUS FALLS, Minnesota - Otter Tail Corporation (Nasdaq: OTTR) today announced financial results for the quarter ended June 30, 2020.

Summary:

●	Consolidated net income and diluted earnings per share were $17.0 million and $0.42 per share, respectively, compared with $15.4 million and $0.39 per share for the second quarter of 2019.

●	Consolidated operating revenues decreased 15.9% to $192.8 million compared with $229.2 million for the second quarter of 2019, mostly due to a $27.5 million decrease in Manufacturing segment revenue.

●	The corporation is increasing its 2020 earnings per share guidance range to $2.10-$2.30 from $2.00-$2.25 announced May 5, 2020.

●	The corporation maintains its long-term earnings per share growth rate target of 5% to 7% off a 2019 base.

CEO Overview

“Our second quarter earnings per share increased 7.7 percent over the second quarter of 2019 driven by increased earnings in our Electric segment. We are pleased with our second quarter financial results given the challenging economic times,” said President and CEO Chuck MacFarlane.

“Employees across the organization continue to do an outstanding job of being responsive, flexible and determined while addressing all the challenges presented by COVID-19.

“Otter Tail Corporation continues to focus on the health and safety of our employees, customers and communities, reliable electric service and on-time product delivery, and counter measures to limit the operational and financial impacts related to the COVID-19 pandemic.

“We continue to be diligent in our health and safety efforts related to the ongoing pandemic and in monitoring how COVID-19 is impacting the economy and our businesses.

“Our Electric segment quarter-over-quarter earnings increased $5.8 million due to increasing investments in our Merricourt Wind Energy Center and Astoria Station projects, effective cost management actions targeted at offsetting the impacts of COVID-19, and reductions in operating expenses compared to the second quarter of 2019 when Coyote Station was down for maintenance.

“Our Manufacturing segment earnings decreased $3.8 million between the quarters driven by lower sales as customers reduced production and temporarily closed their production facilities in response to COVID-19.

“Our Plastics segment second quarter earnings decreased $0.7 million compared with 2019 second quarter results due to lower volumes of pipe sold and lower pipe prices partially offset with lower resin prices. We experienced limited negative impacts from COVID-19 in our Plastics segment during the second quarter.

“We have not had issues with supply chain disruptions in our manufacturing platform.

“We did experience reduced overall electric sales to industrial and commercial customers during the second quarter, but not to the degree we expected. Our sales to residential customers were higher than anticipated. The reduction in industrial and commercial sales was primarily due to lower oil pumping and ethanol production loads associated with low oil prices, limited storage, and demand reduction due to COVID-19. We have made regulatory filings in each of our jurisdictions for the recovery of increased expenses and lost revenues related to the impacts of the COVID-19 pandemic.

“Despite the pandemic, the electric utility continues to execute on its record capital spending year. Both large generation construction projects continue to make good progress. We expect the Merricourt Wind Energy Center to be completed before December 31, 2020. All foundations are completed, approximately half of the collection system is completed and 14 of 75 complete turbine sets are on-site. We are earning returns on project costs incurred to date in each of our state jurisdictions. We estimate direct generation and transmission capital costs for this project will be approximately $260 million. Additional transmission system upgrades for the project amounting to approximately $6.5 million will be made by a neighboring MISO transmission owner. The project is expected to generate enough energy to power more than 65,000 homes. COVID-19-related transportation logistics issues for project components have increased risks for the project which could result in minor construction delays.

“Construction of the Astoria Station natural gas-fired combustion turbine generation project remains on time and on budget with added focus on mitigating COVID-19-related impacts to the project workforce. Major construction milestones were completed in the second quarter, with all major equipment on site and in place, the gas interconnection complete and the generator tie line complete. Ongoing construction activities include installation of piping and power and control cables and gas-yard construction. Commissioning and start-up planning efforts began in the second quarter of 2020. Astoria, a 245-megawatt natural gas combustion turbine, will complement our wind generation by providing a reliable resource during low wind periods, and it will have flexible operating options and low CO2 emissions. We estimate direct generation and transmission capital costs for the Astoria project will be approximately $154 million and anticipate it will be online in late 2020 or early 2021.

“Otter Tail Power Company continues to enhance its generation mix as it transitions to a cleaner energy future while maintaining low rates in the region for its customers. By 2022, carbon dioxide emissions from its generation resources are expected to be approximately 30 percent lower than 2005 levels, and customers are expected to receive approximately 30 percent of their energy from renewable resources, all while keeping average residential rates nearly 30 percent below the national average.

“Otter Tail Power Company continues to benefit from strong rate base growth investments and expects to invest $898 million in capital projects from 2020 through 2024. These investments represent over 90 percent of our total capital spending over the next five years and include regulated investments in renewable and natural gas-fired generation, technology and infrastructure and transmission projects. We expect this to result in a projected compounded annual growth rate of approximately 8.6 percent in utility rate base from year-end 2019 through 2024 and to deliver value to customers and shareholders. We continue to make system investments to meet our customers’ expectations, reduce operating and maintenance costs, reduce emissions and improve reliability and safety.

“In the Manufacturing segment, BTD continues to be the most severely impacted of our operating companies by COVID-19. It continues to face challenges from customers’ temporary plant shutdowns and the resulting decline in demand. BTD implemented headcount reductions of approximately 180 positions in the second quarter, approximately 16% of its workforce.

“Our long-term focus remains on executing our growth strategies, which are expected to increase shareholder value. For the utility, our strategy is to continue to invest in rate base growth opportunities, which will lower our overall risk, create a more predictable earnings stream, maintain our credit quality and preserve our ability to pay dividends. Over time, we expect the electric utility business will provide approximately 75 percent of our overall earnings.

“The utility is complemented by well-run, strategic manufacturing and plastic pipe businesses, which provide organic growth from new products and services, market expansion and increased efficiencies. We expect these companies will provide approximately 25 percent of our earnings over the long term.

“We are increasing our consolidated earnings per share guidance to be in the range of $2.10 to $2.30 from our May 5, 2020 guidance of $2.00 to $2.25. We maintain our long-term earnings per share growth rate target of 5 to 7 percent off a 2019 base.”

Board of Directors Declares Quarterly Dividend

On August 3, 2020 the corporation’s Board of Directors declared a quarterly common stock dividend of $0.37 per share. This dividend is payable September 10, 2020 to shareholders of record on August 14, 2020.

Cash Flows and Liquidity

Our consolidated cash provided by operating activities for the six months ended June 30, 2020 was $73.9 million compared with $69.3 million for the six months ended June 30, 2019.

Net cash used in investing activities was $121.0 million for the six months ended June 30, 2020 compared with $55.4 million for the six months ended June 30, 2019. The $65.6 million increase is mainly due to a $70.3 million increase in cash used for construction expenditures at Otter Tail Power Company. The majority of the construction expenditures in the first six months of 2020 related to the construction of Astoria Station and the Merricourt Wind Energy Center (Merricourt).

Net cash provided by financing activities was $65.4 million for the six months ended June 30, 2020 compared with cash used in financing activities of $13.8 million for the six months ended June 30, 2019. Financing activities in the first six months of 2020 included the issuance of $35.0 million in long-term debt at Otter Tail Power Company, $35.2 million borrowed under the Otter Tail Corporation Credit Agreement and net proceeds of $24.8 million raised from the issuance of common stock. Proceeds from the debt and equity issuances were used to fund Otter Tail Power Company’s construction program expenditures. We also paid $29.9 million in common dividends in the first six months of 2020. Financing activities in the first six months of 2019 included proceeds of $13.4 million from borrowings under the Otter Tail Power Company credit agreement to fund Otter Tail Power Company capital expenditures and $4.6 million under the Otter Tail Corporation Credit Agreement to provide working capital for our manufacturing companies. The 2019 line of credit borrowings were more than offset by $27.9 million in common dividend payments.

The following table presents the status of the corporation’s lines of credit:

(in thousands)	Line Limit	In Use on June 30, 2020	Restricted due to Outstanding Letters of Credit	Available on June 30, 2020	Available on December 31, 2019
Otter Tail Corporation Credit Agreement	$170,000	$41,239	$--	$128,761	$164,000
Otter Tail Power Company Credit Agreement	170,000	--	7,670	162,330	154,524
Total	$340,000	$41,239	$7,670	$291,091	$318,524

As of July 31, 2020, the total amount available under both credit facilities was $286 million. We continue to have appropriate levels of liquidity under our credit facilities to support our operating companies based on the current economic environment.

Both credit agreements are in place until October 31, 2024.

We have issued $47 million of common equity under our At-the-Market Offering Program, and Dividend Reinvestment and Employee Stock Purchase plans. This started in the fourth quarter of 2019 and we expect to issue up to an additional $28 million in common equity under these programs barring any further deteriorations of the capital markets from the COVID-19 pandemic or other factors.

2020 Segment Performance Summary

Electric

	Three Months ended June 30,
($s in thousands)	2020	2019	Change	% Change
Retail Electric Revenues	$85,553	$88,345	$(2,792)	(3.2)
Transmission Services Revenues	9,673	11,469	(1,796)	(15.7)
Wholesale Electric Revenues	765	941	(176)	(18.7)
Other Electric Revenues	2,162	1,489	673	45.2
Total Electric Revenues	$98,153	$102,244	$(4,091)	(4.0)
Net Income	$13,306	$7,502	$5,804	77.4
Retail Megawatt-hour Sales	1,033,053	1,088,052	(54,999)	(5.1)
Heating Degree Days (HDDs)	635	580	55	9.5
Cooling Degree Days (CDDs)	170	104	66	63.5

The following table shows heating and cooling degree days as a percent of normal.

	Three Months ended June 30,
	2020	2019
HDDs	122.1%	112.6%
CDDs	156.0%	95.4%

The following table summarizes the estimated effect on diluted earnings per share of the difference in retail kilowatt-hour (kwh) sales under actual weather conditions and expected retail kwh sales under normal weather conditions in the second quarters of 2020 and 2019 and between quarters.

	2020 vs Normal	2019 vs Normal	2020 vs 2019
Effect on Diluted Earnings Per Share	$0.03	$0.01	$0.02

The $2.8 million decrease in retail sales revenue includes:

●

A $4.2 million decrease in retail revenue related to the recovery of decreased fuel and purchased power costs incurred to serve retail customers. Decreased commercial and industrial demand related to COVID-19 contributed to the 5.1% decrease in retail kwh sales and a $5.2 million decrease in fuel and purchased power costs to serve retail customers.

●

A $2.7 million decrease in revenue due to decreased kwh sales to commercial and industrial customers, exclusive of the decrease in fuel-cost recovery revenues, mainly due to COVID-19-related impacts in the second quarter of 2020.

●	A $1.0 million combined decrease in South Dakota Phase-In Rider revenues and Minnesota Conservation Improvement Program Rider revenues.

These decreases in revenue were partially offset by:

●	A $2.9 million increase in Minnesota and North Dakota renewable rider revenues related to earning a return on funds invested in Merricourt while the project is under construction.

●	A $1.3 million increase in revenues related to increased consumption due to favorable quarter over quarter weather impacts.

●

A $0.7 million increase in revenues from the North Dakota Generation Rider which went into effect in July 2019 to provide a return on funds invested in Astoria Station while the generation project is under construction.

●	A $0.2 million increase in revenue related to volume sales increases of electricity to residential customers exclusive of the impact of weather on sales.

Transmission services revenue decreased $1.8 million mainly due to lower tariffs and decreased transmission volume resulting from lower electrical demand partially attributable to the impact of COVID-19.

The $0.7 million increase in other revenue includes $1.0 million from a commercial customer in the second quarter of 2020, partially offset by a $0.3 million decrease in revenue from steam sales to an ethanol producer due to Big Stone Plant being on economic dispatch and not producing steam at certain times during the second quarter of 2020.

Production fuel costs increased $0.5 million despite an 11.7% decrease in kwhs generated from our fuel-burning plants, mainly as a result of a 20.0% increase in fuel-cost per kwh of generation, weighted heavily by higher costs per kwh of generation at Coyote Station in the second quarter of 2020. Coyote Station was down for maintenance in the second quarter of 2019.

The cost of purchased power to serve retail customers decreased $6.0 million as a result of a 26.2% decrease in purchased power prices, driven mainly by low prices for natural gas-fired generation, and a 5.6% decrease in kwhs purchased. The decrease in purchased power volume is due, in part, to COVID-19-related declines in electricity use by commercial and industrial customers.

Electric operating and maintenance expense decreased $6.7 million, including:

●	A $3.0 million decrease in contracted services and materials and supplies expenses at Coyote Station related to the plant's second quarter 2019 extended maintenance outage.

●	A $1.1 million decrease in labor and benefit expenses.

●	A $1.0 million decrease in transmission tariff expenses related to decreased kwh purchases and decreased transmission tariff rates.

●	A $0.9 million decrease in vegetation maintenance expenses and conservation improvement program expenditures.

●	A $0.6 million decrease in materials and supplies and contracted services expenses at Hoot Lake Plant related to second quarter 2019 turbine repairs.

A $0.4 million decrease in travel-related expenses related to COVID-19 travel restrictions was offset by a $0.4 million increase in customer bad debt expense provisions due to adoption of COVID-19-related service suspension and debt collection policies.

Depreciation expense increased $0.7 million mainly due to 2019 capital additions for generation and transmission plant.

Electric segment interest expense increased $0.7 million due to debt issuances of $100 million in October of 2019 and $35 million in February of 2020 under Otter Tail Power Company’s 2019 Note Purchase Agreement.

Electric segment other income increased $0.8 million mostly due to a $0.7 million increase in allowance for equity funds used during construction mainly related to the Minnesota share of construction work in progress on the Astoria Station project.

Income tax expense in the Electric segment increased $1.5 million, mainly as a result of a $7.3 million increase in segment income before income taxes.

Manufacturing

	Three Months ended June 30,
(in thousands)	2020	2019	Change	% Change
Operating Revenues	$45,948	$73,496	$(27,548)	(37.5)
Net Income	238	3,990	(3,752)	(94.0)

BTD’s revenues decreased $26.0 million between the quarters. Parts revenues were down $19.8 million related to decreased sales volume in recreational vehicle, construction, lawn and garden, agricultural, industrial and energy equipment end markets as customers implemented temporary plant shutdowns due to the COVID-19 pandemic. Lower prices related to the pass through of lower material costs accounted for a $5.9 million decrease in parts revenue, partially offset by $0.5 million in price increases exclusive of the pass through of material cost reductions. Scrap revenue decreased $0.8 million due to a 46.8% decrease in scrap volume and a 5.1% decrease in scrap metal prices.

A decrease in cost of products sold at BTD of $19.5 million resulted from both the decreased sales volume and the $5.9 million in lower material costs passed through to customers. The $6.5 million decrease in gross profit on sales was partially offset by a collective decrease in operating, depreciation and income tax expenses of $3.2 million, resulting in a $3.3 million decrease in BTD’s net income between quarters. BTD incurred $1.0 million in termination costs in the second quarter of 2020, with $0.9 million charged to cost of products sold and $0.1 million charged to operating expense, related to headcount reductions across all its sites in response to the ongoing reduction in sales volume.

We estimate COVID-19 issues at BTD negatively impacted our second quarter earnings by approximately $0.08 per share. This relates to reduced sales as customers initiated or continued temporary plant shutdowns, which caused lost labor productivity, and costs related to personal protective equipment. BTD also continued to pay health care costs for furloughed employees.

At T.O. Plastics, revenues decreased $1.5 million primarily due to decreases of $0.9 million in sales of horticultural containers, $0.3 million in industrial sales and $0.2 million in life sciences product sales. The decreased sales level was mainly due to market softness generated by the uncertainty of how COVID-19 was going to impact these end markets.

The revenue decrease at T.O. Plastics drove a $0.8 million decrease in cost of products sold. T.O. Plastics’ income before tax decreased $0.7 million resulting in decreases in income tax expense and net income of $0.2 million and $0.5 million, respectively.

Plastics

	Three Months ended June 30,
(in thousands)	2020	2019	Change	% Change
Operating Revenues	$48,679	$53,476	$(4,797)	(9.0)
Net Income	5,130	5,792	(662)	(11.4)

Plastics segment revenues and operating income decreased $4.8 million and $0.9 million, respectively, due to a 5.8% decrease in pounds of polyvinyl chloride (PVC) pipe sold in combination with a 3.3% decrease in PVC pipe prices. The decrease in sales volume is attributed to a drop in sales to distributors who reduced inventory levels due to uncertainty over the impact of COVID-19 on sales and expectations of PVC pipe prices decreasing in light of declining resin prices in the second quarter of 2020. Cost of products sold decreased $3.9 million due to the decrease in sales volume and a 3.7% decrease in the cost per pound of PVC pipe sold mainly due to a decrease in resin costs. The decrease in pipe prices partially offset by a decrease in resin prices resulted in a 2.0% decrease in gross margin per pound of PVC pipe sold and the $0.7 million decrease in segment net income.

Corporate

	Three Months ended June 30,
(in thousands)	2020	2019	Change	% Change
Operating Losses	$(2,400)	$(2,448)	$48	(2.0)
Interest Charges	(1,328)	(1,245)	(83)	6.7
Other Income	1,635	948	687	72.5
Losses before Income Taxes	$(2,093)	$(2,745)	$652	(23.8)
Income Tax Savings	400	887	(487)	(54.9)
Net Loss	$(1,693)	$(1,858)	$165	(8.9)

The $0.7 million increase in other income is due to increases in the value of corporate-owned life insurance policies and equity investments held at our captive insurance company related to the second quarter 2020 recovery in equity markets. Corporate income tax savings decreased $0.5 million on a $0.7 million decrease in losses before income taxes mainly as a result of the second quarter 2020 rebound in the cash values of corporate-owned life insurance policies not subject to taxation.

2020 Business Outlook

We are raising our 2020 overall diluted earnings per share guidance range based on our first half financial results and updated view of the anticipated effects of the COVID-19 pandemic on our operating companies. We now expect our 2020 diluted earnings per share to be in the range of $2.10 to $2.30. This improvement is driven by strong first half performance in our Plastics segment along with continued favorable business conditions in this segment expected through the rest of 2020. Also, the impact of COVID-19 on our Electric segment has been less than previously expected. Our 2020 diluted earnings per share guidance includes $0.04 of dilution associated with actual and planned issuances of common shares under our At-the-Market Offering Program and Dividend Reinvestment and Employee Stock Purchase Plans to help fund construction projects at Otter Tail Power Company.

We also have taken into consideration strategies for improving future operating results, the cyclical nature of some of our businesses, and current regulatory factors facing our Electric segment. We currently expect capital expenditures for 2020 to be $380 million compared with actual cash used for capital expenditures of $207 million in 2019. Our Electric segment accounts for 96% of our 2020 planned capital expenditures. The increase in our planned expenditures for 2020 is largely driven by the Merricourt and Astoria Station rate base projects. In June 2020, we updated our 2020-2024 anticipated capital expenditures, shifting the timing of expenditures between years and projects as a result of more definitive plans, with no material impact on the $1.0 billion five-year expenditure total. A revised five-year anticipated capital expenditures table is provided below our 2020 earnings outlook.

Our current assumptions for our updated Business Outlook assume our Electric and Plastics segments are in a gradual recovery as reflected in our updated guidance ranges. Our Manufacturing segment is under a slow recovery. BTD’s customers reduced production levels in the second quarter in response to COVID-19, causing a sharp decline in orders and revenue. We are planning for our Manufacturing segment plants to run at higher levels of capacity in the third and fourth quarters as customer forecasts are indicating increased demand as production plants are being brought back online. We continue to believe our assumptions are reasonable based on current business and economic conditions. We recognize these assumptions may prove to be inaccurate given a recent flare up in COVID-19 cases, which could result in a further slowing of the broader economic recovery. If our assumptions are not correct and we experience a prolonged negative economic impact from COVID-19, our outlook will be revised accordingly.

Segment components of our revised 2020 earnings per share guidance range compared with 2019 actual earnings and with our previously issued guidance are as follows.

	2019 EPS by	2020 Guidance February 17, 2020		2020 Guidance May 5, 2020		2020 Guidance August 3, 2020
Diluted Earnings Per Share	Segment	Low	High	Low	High	Low	High
Electric	$1.48	$1.67	$1.70	$1.65	$1.70	$1.67	$1.70
Manufacturing	$0.32	$0.31	$0.35	$0.14	$0.23	$0.15	$0.23
Plastics	$0.51	$0.43	$0.47	$0.43	$0.47	$0.50	$0.54
Corporate	($0.14)	($0.19)	($0.15)	($0.22)	($0.15)	($0.22)	($0.17)
Total	$2.17	$2.22	$2.37	$2.00	$2.25	$2.10	$2.30
Return on Equity	11.6%	11.0%	11.7%	9.9%	11.1%	10.4%	11.4%

The following items contribute to our most recent revised annual earnings guidance for 2020.

●	Our 2020 guidance for our Electric segment includes:

o

Capital spending on the Merricourt and Astoria Station rate base projects of $177 million and $81 million, respectively, in 2020. The Merricourt project has rider recovery mechanisms in place in all three state jurisdictions. The Astoria Station project has rider recovery mechanisms in place in South Dakota and North Dakota. This project earns allowance for funds used during construction in Minnesota, has already been approved in our integrated resource plan and is expected to be recovered through a rate case in Minnesota we expect to file in November 2020. The Astoria Station capital project is currently on budget and on schedule, but COVID-19-related disruptions to construction workforce have occurred in the second quarter. The Merricourt project continues to be on budget but is now facing COVID-19-related project delays due to transportation delays of manufactured components for the project. This project is still expected to be completed before December 31, 2020 but could see an increase in costs related to these delays.

o	Increased revenues related to $25 million in anticipated capital spending for self-funded generator interconnection agreements.

o	No planned generation plant outages for 2020. Plant outage costs totaled $3.1 million in 2019.

o

The April 2020 decision by the Minnesota Supreme Court in Otter Tail Power Company’s favor related to the excess return earned on Federal Energy Regulatory Commission jurisdiction transmission lines. The estimated impact of the ruling is an increase to 2020 earnings of $0.05 per share. On a go-forward basis the positive impact of this decision on an annual basis is $0.01 per share. We have updated our Minnesota Transmission Cost Recovery Rider filing with new rates incorporating the results of the decision to reflect the effect of this ruling.

o

Implementation of cost reduction efforts such as lower discretionary spending, wage freezes, hiring freezes and reduction in overtime to mitigate the impact of COVID-19. These efforts are expected to positively impact earnings by $0.03 per share.

The above items are offset by:

o

The impact of unfavorable weather during the first half of 2020 and anticipated normal weather for the remaining months of 2020. Weather favorably impacted 2019 earnings by $0.08 per share compared to normal.

o

Reductions in commercial and industrial demand related to the negative impacts of COVID-19 as some customers in our jurisdictions have had to either completely shut down operations or curtail operations given reduced demands for their products and services. We also expect to incur increased costs for bad debts, personal protective equipment and the loss of late fee revenue. The total estimated earnings impact of these items ranges from $0.06 per share to $0.08 per share compared with our original estimate of $.08 per share to $0.12 per share. Otter Tail Power Company is working on obtaining regulatory relief to mitigate the impact of COVID-19 on its operating results. It has made joint filings with other investor-owned utilities in all three of its state jurisdictions and has made, or intends to make, additional filings on its own initiating processes for regulatory relief and recovery of current and future COVID-19-related lost commercial and industrial revenues, lost late fees and added expenses for increased bad debts, personal protective equipment and other increased operating and maintenance expenses.

o

Increased expenses caused in large part by a decrease in the discount rate used for the pension plan and a lower rate used for our long-term rate of return. The discount rate for 2020 is 3.47% compared with 4.50% for 2019. For each 25-basis-point decline in the discount rate, pension expense increases approximately $1.0 million. The assumed long-term rate of return for 2020 is 6.88% compared with 7.25% in 2019. Each 25-basis-point decline in this rate equates to approximately $0.7 million in increased pension expense.

o	Higher depreciation and property tax expense due to large capital projects being put into service.

o

Increased interest costs associated with a full year’s interest expense on the $100 million of senior unsecured notes issued in October 2019 and interest on the $35 million and $40 million of senior unsecured notes issued in February and expected to be issued in August of 2020, respectively.

●	Manufacturing segment earnings will be lower than 2019, driven by the impact of the COVID-19 pandemic:

o

We now estimate a reduction in Manufacturing segment earnings of $0.14 per share from the mid-point of our original segment guidance to the mid-point of our updated segment guidance. This is due to the effects of, and response to, the COVID-19 pandemic.

o

BTD has been impacted by COVID-19-related customer plant shutdowns across all end markets it serves and has cut back on operating levels. In addition to implementing temporary rotating furloughs in the second quarter of 2020 affecting approximately 55% of its employees, BTD reduced its headcount by approximately 180 positions across all its sites in the second quarter of 2020. Additional cost-cutting measures may be taken by BTD depending on the length and severity of this reduced demand for its products as the impacts from COVID-19 and related responses continue.

o

T.O. Plastics’ 2020 earnings are also expected to decline from our original guidance given lower demand and uncertainty across the end markets it serves related to the COVID-19 pandemic. T.O. Plastics may take additional cost-cutting measures depending on the length and severity of market softness for its products as the impact from COVID-19 and related responses continue to develop.

o

Backlog for the Manufacturing segment of approximately $96 million for 2020 compared with $115 million one year ago. Raw material price deflation is driving backlog down by $10 million and the remaining $9 million decrease in backlog is volume driven.

●

We are raising our guidance range in 2020 net income for our Plastics segment and now expect 2020 earnings to be in line with 2019. Sales volumes in 2020 are now forecasted to be approximately 2% higher than 2019 given the strong 2020 first half results and current market conditions. Raw material prices did decrease in the second quarter but are now expected to trend up in the third quarter. This increase is related to suppliers’ plants being busy, tightening of demand and the resin export market strengthening.

●

Our change in the guidance range for corporate costs, net of tax, is primarily due to the decline in values of our investments in corporate-owned life insurance and investments held at our captive insurance company related to COVID-19 and its related impacts on the stock market. While we have taken expense mitigation efforts to lower our corporate labor and non-labor costs, we do not expect to fully recover the drop in value of our investments before the end of 2020.

The following table shows our 2019 capital expenditures and revised 2020 through 2024 anticipated capital expenditures and electric utility average rate base.

(in millions)	2019	2020	2021	2022	2023	2024	Total
Capital Expenditures:
Electric Segment:
Renewables and Natural Gas Generation		$258	$65	$53	$--	$--	$376
Technology and Infrastructure		--	11	28	32	28	99
Distribution Plant Replacements		20	25	28	31	30	134
Transmission (includes replacements)		62	14	30	30	30	166
Other		26	23	25	25	24	123
Total Electric Segment	$187	$366	$138	$164	$118	$112	$898
Manufacturing and Plastics Segments	20	14	17	17	19	17	84
Total Capital Expenditures	$207	$380	$155	$181	$137	$129	$982
Total Electric Utility Average Rate Base	$1,170	$1,415	$1,587	$1,664	$1,726	$1,764
Rate Base Growth		20.9%	12.2%	4.9%	3.7%	2.3%

The capital expenditure plan for the 2020-2024 time period calls for Electric segment capital expenditures of $898 million based on the need for additional wind and solar in rate base, capital spending for Astoria Station (part of our replacement solution for Hoot Lake Plant when it is retired in 2021), technology-related investments and distribution and transmission investments. Given this capital expenditure plan, our compounded annual growth rate in rate base is projected to be 8.6% over the 2019 to 2024 timeframe.

Execution on the currently anticipated Electric segment capital expenditure plan is expected to grow rate base and be a key driver in increasing utility earnings over the 2020 through 2024 timeframe.

CONFERENCE CALL AND WEBCAST

The corporation will host a live webcast on Tuesday, August 4, 2020, at 10:00 a.m. CDT to discuss its financial and operating performance.

The presentation will be posted on our website before the webcast. To access the live webcast, go to www.ottertail.com/presentations.cfm and select “Webcast.” Please allow time prior to the call to visit the site and download any software needed to listen in. An archived copy of the webcast will be available on our website shortly after the call.

If you are interested in asking a question during the live webcast, call 877-312-8789. For listen-only mode, call 866-634-1342.

Risk Factors and Forward-Looking Statements that Could Affect Future Results

The information in this release includes certain forward-looking information, including 2020 expectations and impacts from COVID-19, made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. We believe our expectations are based on reasonable assumptions which entail various risks and uncertainties that could cause actual results to differ materially from those expectations. The following factors as set forth in Item 1A, Risk Factors, in our 2019 report on Form 10-K and in other SEC filings, along with other risks, could cause our actual results to differ materially from those discussed in the forward-looking statements:

●

The economic effects of the COVID-19 pandemic and measures taken to arrest its spread could continue to adversely impact our business, including our results of operations, financial condition and liquidity.

The outbreak and global spread of COVID-19, which has been declared a pandemic by the World Health Organization, has adversely impacted economic activity and conditions worldwide and is currently impacting our business operations. The extent to which COVID-19 will continue to impact our business is highly uncertain and will depend on future developments and the extent of federal, state and local government responses affecting economic recovery. In particular, the COVID-19 pandemic could, among other things:

•

further reduce customer demand in our Manufacturing segment, where we have experienced a significant decline in orders as many of our customers are in businesses impacted by the pandemic and have temporarily closed their plants, and where we have already taken steps to reduce our operations, including furloughing of employees and eliminating positions;

•	reduce customer demand in our Electric segment, including demand from commercial and industrial customers;

•	reduce customer demand in our Plastics segment;

•	result in lower PVC pipe sales due to potential delays or cancellation of public water and wastewater infrastructure projects caused by funding shortfalls;

•	lead to disruptions of our workforce;

•	force us to temporarily close certain plants or construction sites if precautions to prevent the spread of the virus at those locations are not effective;

•	increase our bad debt expenses, particularly in our Electric segment;

•	increase our future pension benefit cost and funding requirements;

•	increase health insurance premiums;

•

disrupt the supply chains, delivery systems or construction workforce related to our Electric segment capital expenditure plans, including our Merricourt and Astoria Station projects, resulting in further delays and increased costs;

•	disrupt global financial markets, reducing our ability to access capital necessary to finance such expenditures, and which could in the future negatively affect our liquidity; and

•	result in a recession or market correction that could materially affect our business and the value of our common stock.

We continue to monitor developments involving our workforce, customers, construction contractors, suppliers and vendors and take steps to mitigate against additional impacts, but given the unprecedented and dynamic nature of these circumstances, we cannot predict the full extent of the impact that COVID-19 will have on our results of operations, financial condition and liquidity. The situation continues to change, and the magnitude of the impact will depend, in part, on the length and severity of the pandemic. However, the effects could have a material impact on our results of operations, financial condition and liquidity and heighten many of the known risks described below.

●	Federal and state environmental regulation could require us to incur substantial capital expenditures and increased operating costs.

●	Weather impacts, including normal seasonal fluctuation of weather, as well as extreme weather events that could be associated with climate change, could adversely affect our results of operations.

●	Volatile financial markets and changes in our debt ratings could restrict our ability to access capital and increase borrowing costs and pension plan and postretirement health care expenses.

●	Any significant impairment of our goodwill would cause a decrease in our asset values and a reduction in our net operating income.

●

The inability of our subsidiaries to provide sufficient earnings and cash flows to allow us to meet our financial obligations and debt covenants and pay dividends to our shareholders could have an adverse effect on the Company.

●

We rely on our information systems to conduct our business, and failure to protect these systems against security breaches or cyber-attacks could adversely affect our business and results of operations. Additionally, if these systems fail or become unavailable for any significant period, our business could be harmed.

●	Economic conditions could negatively impact our businesses.

●	If we are unable to achieve the organic growth we expect, our financial performance may be adversely affected.

●

Our plans to grow our businesses through capital projects, including infrastructure and new technology additions, or to grow or realign our businesses through acquisitions or dispositions may not be successful, which could result in poor financial performance.

●

We may, from time to time, sell assets to provide capital to fund investments in our electric utility business or for other corporate purposes, which could result in the recognition of a loss on the sale of any assets sold and other potential liabilities. The sale of any of our businesses also exposes us to additional risks associated with indemnification obligations under the applicable sales agreements and any related disputes.

●	Significant warranty claims and remediation costs in excess of amounts normally reserved for such items could adversely affect our results of operations and financial condition.

●	We are subject to risks associated with energy markets.

●

Changes in tax laws, as well as judgments and estimates used in the determination of tax-related asset and liability amounts, could materially adversely affect our business, financial condition, results of operations and prospects.

●

Four of our operating companies have single customers that provide a significant portion of the individual operating company’s and the business segment’s revenue. The loss of, or significant reduction in revenue from, any one of these customers would have a significant negative financial impact on the operating company and its business segment and could have a significant negative financial impact on the Company.

●

The inability to attract and retain a qualified workforce including, but not limited to, executive officers, key employees and employees with specialized skills could have an adverse effect on our operations.

●

We may experience fluctuations in revenues and expenses related to our electric operations, which may cause our financial results to fluctuate and could impair our ability to make distributions to shareholders or scheduled payments on our debt obligations, or to meet covenants under our borrowing agreements.

●	Actions by the regulators of our electric operations could result in rate reductions, lower revenues and earnings or delays in recovering capital expenditures.

●

Our electric operations are subject to an extensive legal and regulatory framework under federal and state laws as well as regulations imposed by other organizations that may have a negative impact on our business and results of operations.

●

Our electric transmission and generation facilities could be vulnerable to cyber and physical attack that could impair our ability to provide electrical service to our customers or disrupt the U.S. bulk power system.

●

Our electric generating facilities are subject to operational risks that could result in early closure, unscheduled plant outages, unanticipated operation and maintenance expenses and increased power purchase costs.

●

Regulation of generating plant emissions could affect our operating costs and the costs of supplying electricity to our customers and the economic viability of continued operation of certain of our steam-powered electric plants.

●	The long-range planning required for transmission and generation projects creates risks of increased costs and lower returns on investment when the project is finally completed.

●

Competition from foreign and domestic manufacturers, the price and availability of raw materials, trade policy and tariffs affecting prices and markets for raw material and manufactured products, prices and supply of scrap or recyclable material and general economic conditions could affect the revenues and earnings of our manufacturing businesses.

●	Economic conditions in the industries in which our customers operate can have an adverse impact on our results of operations and cash flows.

●	Our business and operating results may be adversely affected if we are not able to maintain our manufacturing, engineering and technological expertise.

●	Our manufacturing, painting and coating operations are subject to environmental, health and safety laws and regulations that could result in liabilities to us.

●

Our plastics operations are highly dependent on a limited number of vendors for PVC resin and a limited supply of PVC resin. The loss of a key vendor, or any interruption or delay in the supply of PVC resin, could result in reduced sales or increased costs for our plastics business.

●	We compete against many other manufacturers of PVC pipe and manufacturers of alternative products. Customers may not distinguish our products from those of our competitors.

●	Changes in PVC resin prices can negatively affect our plastics business.

For a further discussion of these risk factors and cautionary statements, refer to reports we file with the Securities and Exchange Commission.

About the Corporation: Otter Tail Corporation has interests in diversified operations that include an electric utility and manufacturing businesses. Otter Tail Corporation stock trades on the Nasdaq Global Select Market under the symbol OTTR. The latest investor and corporate information are available at www.ottertail.com. Corporate offices are in Fergus Falls, Minnesota, and Fargo, North Dakota.

See Otter Tail Corporation’s results of operations for the three- and six-month periods ended June 30, 2020 and 2019 in the following financial statements: Consolidated Statements of Income, Consolidated Balance Sheets – Assets, Consolidated Balance Sheets – Liabilities and Equity, and Consolidated Statements of Cash Flows.

# # #

Otter Tail Corporation
Consolidated Statements of Income
In thousands, except share and per share amounts
(not audited)

	Quarter Ended June 30,		Year-to-Date June 30,
	2020	2019	2020	2019
Operating Revenues by Segment
Electric
Revenues from Contracts with Customers	$97,944	$101,875	$217,907	$231,033
Changes in Accrued Revenues under Alternative Revenue Programs	209	369	122	(680)
Total Electric Revenues	98,153	102,244	218,029	230,353
Manufacturing	45,948	73,496	114,427	151,318
Plastics	48,679	53,476	95,076	93,534
Intersegment Eliminations	(24)	(13)	(29)	(30)
Total Operating Revenues	192,756	229,203	427,503	475,175
Operating Expenses
Fuel and Purchased Power	22,470	27,929	55,035	68,801
Nonelectric Cost of Products Sold (depreciation included below)	73,832	97,996	159,711	188,578
Electric Operating and Maintenance Expense	33,179	39,856	73,794	78,238
Nonelectric Operating and Maintenance Expense	10,762	13,262	22,662	26,739
Depreciation and Amortization	20,436	19,441	40,835	38,572
Property Taxes — Electric	4,168	3,900	8,268	7,859
Total Operating Expenses	164,847	202,384	360,305	408,787
Operating Income (Loss) by Segment
Electric	22,596	15,477	49,516	45,888
Manufacturing	623	5,759	7,464	12,580
Plastics	7,090	8,031	14,557	13,173
Corporate	(2,400)	(2,448)	(4,339)	(5,253)
Total Operating Income	27,909	26,819	67,198	66,388
Interest Charges	8,662	7,825	16,785	15,651
Nonservice Cost Components of Postretirement Benefits	868	1,075	1,739	2,110
Other Income	2,410	850	2,021	2,094
Income Tax Expense	3,808	3,343	9,446	8,971
Net Income (Loss) by Segment
Electric	13,306	7,502	29,488	26,202
Manufacturing	238	3,990	5,165	8,832
Plastics	5,130	5,792	10,579	9,521
Corporate	(1,693)	(1,858)	(3,983)	(2,805)
Net Income	$16,981	$15,426	$41,249	$41,750
Average Number of Common Shares Outstanding
Basic	40,513,286	39,712,036	40,365,214	39,684,679
Diluted	40,676,761	39,917,831	40,560,549	39,910,499

Basic Earnings Per Common Share	$0.42	$0.39	$1.02	$1.05
Diluted Earnings Per Common Share	$0.42	$0.39	$1.02	$1.05

Otter Tail Corporation
Consolidated Balance Sheets
Assets
in thousands
(not audited)

	June 30,	December 31,
	2020	2019

Current Assets
Cash and Cash Equivalents	$39,512	$21,199
Accounts Receivable:
Trade—Net	84,197	77,947
Other	6,452	8,773
Inventories	89,754	97,851
Unbilled Receivables	19,019	20,911
Income Taxes Receivable	--	1,487
Regulatory Assets	19,958	21,650
Other	8,031	5,042
Total Current Assets	266,923	254,860

Investments	10,581	9,894
Other Assets	40,138	40,196
Goodwill	37,572	37,572
Other Intangibles—Net	10,703	11,290
Regulatory Assets	141,063	144,138

Right of Use Assets – Operating Leases	20,571	21,851

Plant
Electric Plant in Service	2,211,082	2,212,884
Nonelectric Operations	252,933	247,356
Construction Work in Progress	321,621	185,238
Total Gross Plant	2,785,636	2,645,478
Less Accumulated Depreciation and Amortization	923,948	891,684
Net Plant	1,861,688	1,753,794
Total	$2,389,239	$2,273,595

Otter Tail Corporation
Consolidated Balance Sheets
Liabilities and Equity
in thousands
(not audited)

	June 30,	December 31,
	2020	2019

Current Liabilities
Short-Term Debt	$41,239	$6,000
Current Maturities of Long-Term Debt	261	183
Accounts Payable	133,967	120,775
Accrued Salaries and Wages	16,891	22,730
Accrued Taxes	12,193	17,525
Regulatory Liabilities	13,023	7,480
Current Operating Lease Liabilities	4,543	4,136
Other Accrued Liabilities	10,806	10,912
Total Current Liabilities	232,923	189,741

Pensions Benefit Liability	86,657	98,970
Other Postretirement Benefits Liability	71,845	71,437
Long-Term Operating Lease Liabilities	16,584	18,193
Other Noncurrent Liabilities	34,647	30,833

Deferred Credits
Deferred Income Taxes	141,538	131,941
Deferred Tax Credits	17,969	18,626
Regulatory Liabilities	238,160	239,906
Other	2,472	2,885
Total Deferred Credits	400,139	393,358

Capitalization
Long-Term Debt—Net	724,389	689,581

Cumulative Preferred Shares	--	--

Cumulative Preference Shares	--	--

Common Equity
Common Shares, Par Value $5 Per Share	204,244	200,788
Premium on Common Shares	390,141	364,790
Retained Earnings	233,705	222,341
Accumulated Other Comprehensive Loss	(6,035)	(6,437)
Total Common Equity	822,055	781,482
Total Capitalization	1,546,444	1,471,063
Total	$2,389,239	$2,273,595

Otter Tail Corporation
Consolidated Statements of Cash Flows
In thousands
(not audited)

	For the Six Months Ended June 30,
In thousands	2020	2019
Operating Activities
Net Income	$41,249	$41,750
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	40,835	38,572
Deferred Tax Credits	(657)	(674)
Deferred Income Taxes	9,472	960
Change in Deferred Debits and Other Assets	5,565	3,884
Discretionary Contribution to Pension Plan	(11,200)	(10,000)
Change in Noncurrent Liabilities and Deferred Credits	5,178	11,942
Allowance for Equity/Other Funds Used During Construction	(1,858)	(688)
Stock Compensation Expense	4,007	3,944
Other—Net	(147)	276
Cash (Used for) Provided by Current Assets and Current Liabilities:
Change in Receivables	(3,929)	(30,478)
Change in Inventories	8,097	410
Change in Other Current Assets	(1,066)	2,870
Change in Payables and Other Current Liabilities	(23,562)	222
Change in Interest and Income Taxes Receivable/Payable	1,917	6,297
Net Cash Provided by Operating Activities	73,901	69,287
Investing Activities
Capital Expenditures	(119,830)	(54,012)
Proceeds from Disposal of Noncurrent Assets	3,953	3,405
Cash Used for Investments and Other Assets	(5,128)	(4,776)
Net Cash Used in Investing Activities	(121,005)	(55,383)
Financing Activities
Changes in Checks Written in Excess of Cash	550	(1,120)
Net Short-Term Borrowings	35,239	18,003
Proceeds from Issuance of Common Stock	27,225	--
Common Stock Issuance Expenses	(374)	--
Payments for Shares Withheld for Employee Tax Obligations	(2,069)	(2,730)
Proceeds from Issuance of Long-Term Debt	35,000	--
Short-Term and Long-Term Debt Issuance Expenses	(179)	--
Payments for Retirement of Long-Term Debt	(90)	(84)
Dividends Paid	(29,885)	(27,852)
Net Cash Provided by (Used in) Financing Activities	65,417	(13,783)
Net Change in Cash and Cash Equivalents	18,313	121
Cash and Cash Equivalents at Beginning of Period	21,199	861
Cash and Cash Equivalents at End of Period	$39,512	$982